Exhibit 10.23

INDEPENDENCE REALTY TRUST, INC.

Cash Bonus Award Grant Agreement

To:  [Name]

Attached as Appendix A hereto is the Annual Cash Bonus Plan (the “Annual Cash Bonus Plan”) as adopted pursuant to Article X of the Independence Realty Trust 2016 Long Term Incentive Plan (the “Plan”).  You have been granted the opportunity to earn a cash award (the “Cash Bonus Award”) under the Annual Cash Bonus Plan.  This Cash Bonus Award Grant Agreement (the “Grant Agreement”) sets forth the terms and conditions related to such Cash Bonus Award.  The Award is contingent upon your acknowledgement and acceptance of the terms and conditions as set forth in this Grant Agreement and the Plan.

Grant Date:
Target Cash Bonus Amount:	$_____________
Cash Award Opportunity:

Subject to the terms and conditions set forth in this Grant Agreement and the Plan, the Company hereby notifies you that you have the opportunity to receive a Cash Bonus Award in an amount calculated in the manner set forth in the Annual Cash Bonus Plan.  The actual amount of the Cash Bonus Award shall be determined according to the achievement or non-achievement of performance targets (the “Performance Targets”) established by the Committee and set forth in in the Annual Cash Bonus Plan.  The Participant shall not be entitled to receive any portion of the Cash Bonus Award that does not become payable because of the failure to fully satisfy the Performance Targets.

Tax Liability and Payment of Taxes:

You acknowledge and agree that any income or other taxes due from you with respect to the Cash Bonus Award issued pursuant to this Grant Agreement shall be your responsibility.  Upon payment of the Cash Bonus Award, the Company will withhold a portion of such Cash Bonus Award in order to satisfy your tax obligations.

Delivery:

The actual payment of the Cash Bonus Award, as adjusted pursuant to this Grant Agreement or the Plan, will be made as soon as practicable following the Committee’s determination of the achievement or nonachievement of the Performance Targets; provided, however, that, in order to comply with certain rules concerning the regulation of deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, in no event will any such payment be made later than March 15th of the year following the year to which the Annual Cash Bonus Plan relates.

Transferability:	You may not transfer or assign the Cash Bonus Award for any reason, other than under your will or as required by intestate laws. Any attempted transfer or assignment will be null and void.

Clawback:

In addition to, and not in limitation of, the forfeiture provisions of any clawback or recoupment policy adopted by the company from time to time or in effect from time to time under applicable law or exchange listing rules, the Company may recover amounts paid to you pursuant to this Cash Bonus Award to the extent that the Committee, following an appropriate investigation and consideration of all relevant circumstances, determines that you have engaged in fraud or willful misconduct that caused the requirement for a material accounting restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement (excluding any restatement due solely to a change in accounting rules).

Miscellaneous:

As a condition of the granting of this Cash Bonus Award, you agree, for yourself and your legal representatives and/or guardians, that this Grant Agreement shall be interpreted by the Committee and that any such interpretation of the terms of this Grant Agreement and any determination made by the Committee pursuant to this Grant Agreement shall be final, binding and conclusive.  This Grant Agreement may be executed in counterparts.  This Grant Agreement and the Cash Bonus Award granted hereunder shall be governed by Maryland Law.

This Grant Agreement and the Cash Bonus Award granted hereunder are granted under and governed by the terms and conditions of the Plan, the provisions of which are incorporated herein by reference.  Additional provisions regarding your Cash Bonus Award and definitions of capitalized terms used and not defined in this Grant Agreement can be found in the Plan.  Any inconsistency between this Grant Agreement and the Plan shall be resolved in favor of the Plan. You hereby acknowledges receipt of a copy of the Plan. The invalidity or unenforceability of any provisions of this Grant Agreement shall not affect the validity or enforceability of any other provision of this Grant Agreement, which shall remain in full force and effect.  In the event that any provision of this Grant Agreement or any word, phrase, clause, sentence, or other portion hereof (or omission thereof) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Grant Agreement as so modified legal and enforceable to the fullest extent permitted under applicable law.

BY SIGNING BELOW AND ACCEPTING THIS GRANT AGREEMENT AND THE CASH BONUS AWARD GRANTED HEREUNDER, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.  YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

Authorized Officer	[Participant]

Appendix A

ANNUAL CASH BONUS PLAN

Cash Bonus Awards

For IRT’s 20__ fiscal year, the Compensation Committee has implemented this Annual Cash Bonus Plan to incentivize Eligible Officers to produce a high level of operational performance by explicitly linking the majority of their annual bonuses to certain objectives and formulaic metrics that the Compensation Committee believes are important drivers in the creation of shareholder value, while also rewarding more subjective elements of each Eligible Officer’s performance through a subjective component.  This program sets forth a target cash bonus award level for each Eligible Officer participant composed of two components, as described below:

•

“Objective/Formulaic Component” — the objective/formulaic component of the Cash Bonus Award that may be earned by each Eligible Officer will be determined by IRT’s performance relative to specified objective performance criteria established by the Compensation Committee as described below.

•	“Subjective Component” – the subjective component of the Cash Bonus Award may be determined based on the Compensation Committee’s subjective evaluation of such participant’s performance.

•

Allocation of Components and Calculation of the Cash Bonus Award. Cash Bonus Awards are allocated __% to the objective/formulaic component and __% to the subjective component for ____________ and _________, and ___% to the objective/formulaic component and ___% to the subjective component for _______.

The amount of the Cash Bonus Award of any Eligible Officer will be calculated by: (a) determining the sum of the results of multiplying weighting for each metric (described below) by the Relevant Percentage (described below) achieved with respect to each metric, (b) multiplying such sum by the objective criteria allocation to obtain a percentage referred to as the “Objective Criteria Bonus Earned”, (c) determining the result of multiplying the subjective criteria Relevant Percentage by the subjective criteria allocation to obtain to obtain a percentage referred to as the “Subjective Criteria Bonus Earned”, (d) multiplying the 20__ base salary of the relevant Eligible Officer by the sum the Objective Criteria Bonus Earned and the Subjective Criteria Bonus Earned.  The actual Cash Bonus Award earned by a participant may range from 0% to each Eligible Officer’s maximum percentage of base salary indicated in the table below, and will be determined based on actual performance for the year.

The individual Cash Bonus Award ranges, as a percentage (each, a “Relevant Percentage”) of base salary for Threshold, Target and Maximum performance levels for each of the Eligible Officers, will be as follows:

Cash Bonus Award Ranges
Executive	Threshold	Target	Maximum

Objective/Formulaic Criteria

The Compensation Committee has established the following objective performance metrics to be utilized in determining any payout with respect to the Cash Bonus Awards and their relative weighting:

Objective Performance Criteria	Weighting

All of these objective performance criteria shall be calculated in a manner consistent with how IRT discloses the metric in its public reporting; provided that the Compensation Committee will retain discretion to adjust the calculation of these metrics if it determines, due to unanticipated business developments, transactions or other factors affecting the calculation of such metrics, that such an adjustment would enhance incentivizing or rewarding actions in the best interests of IRT’s stockholders.  The actual Cash Bonus Award payment realized by an Eligible Officer with respect to each applicable metric will depend on IRT’s achievement of at least the “Threshold” level of performance established by the Compensation Committee with respect to that metric.  There will be no Cash Bonus Award payable for that metric in the event IRT achieves less than the Threshold level.   IRT’s achievement of the Threshold level for a designated metric will result in a payout of such Eligible Officer’s Relevant Percentage of the proportion of the Cash Bonus Award allocated to that metric; the achievement of the Target level for a designated metric will result in a payout of such Eligible Officer’s Relevant Percentage of the proportion of the Cash Bonus Award allocated to that metric; and the achievement of the Maximum level for a designated metric will result in a payout of such Eligible Officer’s Relevant Percentage of the proportion of the Cash Bonus Award allocated to that metric. If the calculated percentage is between Threshold and Target or between Target and Maximum for an annual performance period, then the earned percentage will be determined by linear interpolation.  See “Allocation of Components and Calculation of the Cash Bonus Award” above for a description of how the Cash Bonus Awards will be calculated. The threshold, target and maximum amounts of each objective performance criteria have been separately communicated to each Eligible Officer.

Subjective Criteria

The Subjective Bonus Award portion of each Eligible Officer’s Cash Bonus will be based on the Compensation Committee’s subjective evaluation of the Eligible Officer’s performance relative to achieving specified individual criteria established for each participant, which the Compensation Committee has determined are also important elements of each Eligible Officer’s contribution to the creation of overall shareholder value.  These include the following elements; provided that the Compensation Committee will retain discretion to add or modify subjective criteria if it determines, due to unanticipated business developments, transactions or other factors affecting IRT, that such additions or modifications to the subjective criteria would enhance incentivizing or rewarding actions in the best interests of IRT’s stockholders:

The Eligible Officer’s achievement of the Threshold level for subjective criteria will result in a payout of such Eligible Officer’s Relevant Percentage of the proportion of the Cash Bonus Award allocated to subjective criteria; the achievement of the Target level for subjective criteria will result in a payout of such Eligible Officer’s Relevant Percentage of the proportion of the Cash Bonus Award allocated to that metric; and the achievement of the Maximum level for subjective criteria will result in a payout of such Eligible Officer’s Relevant Percentage of the proportion of the Cash Bonus Award allocated to subjective criteria. If the calculated percentage is between Threshold and Target or between Target and Maximum for an annual performance period, then the earned percentage will be determined by linear interpolation.  See “Allocation of Components and Calculation of the Cash Bonus Award” above for a description of how the Cash Bonus Awards will be calculated.

Cash Bonus Award Payments

•

All Cash Bonus Award payments will be made in the year following the completion of the annual performance period to which the Cash Bonus Award payment relates.  The actual payment to each Eligible Officer will be made as soon as practical after final certification of the underlying performance results and approval of such payment by the Compensation Committee; provided, however, that, in order to comply with certain rules concerning the regulation of deferred compensation under the Internal Revenue Code of 1986, as amended, in no event will any such payment be made later than March 15 of such year.

•

An Eligible Officer who terminates employment with IRT prior to the conclusion of the performance period with respect to which an applicable Cash Bonus Award payment relates will not receive a Cash Bonus Award payment, except as otherwise provided in his or her employment agreement or as otherwise determined by the Compensation Committee in its discretion.

•

An Eligible Officer who terminates employment with IRT after the conclusion of the performance period with respect to which a Cash Bonus Award relates but prior to the actual payment date described above will not receive a Cash Bonus Award payment, except that:

o

In the event of such participant’s death or disability (as defined in the 2016 Plan) (“Disability”), an otherwise eligible participant may receive a Cash Bonus Award payment in the amount of such participant’s full Cash Bonus Award, as determined by the Compensation Committee.

o

In the event of the termination of such participant’s employment by the Company without Cause within one year following a Change of Control (as defined in the relevant Eligible Employee’s employment agreement, or, if not so defined, in the 2016 Plan), an otherwise eligible participant may receive an Cash Bonus Award payment in the amount of such participant’s full Cash Bonus Award, as determined by the Compensation Committee.  Payment of any Cash Bonus Award in this case may be conditioned on the participant’s execution of a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company, and on that release becoming irrevocable within 60 days after such termination.